Exhibit 5.2

November 28, 2022

Caterpillar Financial Services Corporation

2120 West End Avenue

Nashville, Tennessee 37203-0001

Re:	Caterpillar Financial Services Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished in connection with the issuance and sale from time to time by Caterpillar Financial Services Corporation, a Delaware corporation (the “Company”), of the Company’s PowerNotes®, with maturities of nine months or more from the date of issue (the “Notes”) pursuant to: the Company’s Registration Statement on Form S-3, Registration No. 333-237475 (the “Registration Statement”), the Prospectus constituting a part thereof, dated March 30, 2020, relating to the offering from time to time of debt securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”), the Prospectus Supplement, dated March 30, 2020, to the above-mentioned Prospectus relating to the Notes and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the Act (the Prospectus dated March 30, 2020 and the Prospectus Supplement dated March 30, 2020 relating to the Notes being hereinafter together referred to as the “Prospectus”), and the Indenture, dated as of April 15, 1985, as supplemented by a First Supplemental Indenture, dated as of May 22, 1986, a Second Supplemental Indenture, dated as of March 15, 1987, a Third Supplemental Indenture, dated as of October 2, 1989, and a Fourth Supplemental Indenture, dated as of October 1, 1990 (collectively, the “Indenture”), between the Company and U.S. Bank Trust National Association, as successor trustee. The Notes are to be issued in substantially the forms filed as exhibits to the Registration Statement (with the maturities, interest rates and other terms of the Notes appropriately filled in).

I have examined the Registration Statement, the Prospectus and such other instruments, documents, and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed.

Based on such examination, I am of the opinion that the issuance of up to $2,000,000,000 in aggregate initial offering price of the Notes has been duly authorized by all necessary action by the Board of Directors and the authorized officers of the Company and, when the variable terms of such Notes have been established by any of the authorized officers to whom such authority has been delegated and such Notes have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold as contemplated by the Registration Statement and the Prospectus, and the agreed consideration therefor has been received by the Company, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

With respect to enforcement, the above opinion is qualified to the extent that enforcement of the Indenture and the Notes may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that I express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the conclusions expressed above. I have assumed that none of the terms of any Notes to be established subsequent to the date hereof, nor the issuance and delivery of such Notes, nor the compliance by the Company with the terms of such Notes will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

The foregoing opinion is limited to matters arising under the laws of the State of New York and the General Corporation Law of the State of Delaware. I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in the Registration Statement and any amendment thereto. In addition, if a prospectus supplement or pricing supplement relating to the offer and sale of any particular Notes is prepared and filed by the Company with the Commission on a future date and the prospectus supplement or pricing supplement contains my opinion and a reference to me substantially in the form set forth below, this consent shall apply to my opinion and the reference to me in substantially such form:

“In the opinion of Brandon Jang, as counsel to the Company, when the notes offered by this pricing supplement and related prospectus have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 28, 2022, filed with the Company’s Current Report on Form 8-K dated November 28, 2022 and incorporated by reference as Exhibit 5.2 to the Company’s registration statement on Form S-3 ASR (No. 333-237475).”

In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Brandon Jang
Brandon Jang
Corporate Counsel